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news release                                                      [TENNECO LOGO]



   Contacts:         Jane Ostrander
                     Media Relations
                     847 482-5607
                     jostrander@tenneco.com

                     Leslie Hunziker
                     Investor Relations
                     847 482-5042
                     lhunziker@tenneco.com

                    TENNECO ANNOUNCES EXECUTIVE APPOINTMENTS

Lake Forest, Illinois, March 7, 2007 -- Tenneco (NYSE: TEN) announced two executive changes today to enhance the company's position as a global supplier and technology leader. Hari N. Nair, Executive Vice President and Managing Director of Europe, South America and India will become Executive Vice President -- President, International, adding the Asia Pacific region to his responsibilities. Tim Jackson, Senior Vice President, Global Technology and Managing Director, Asia Pacific, will move into the newly created role of Chief Technology Officer. Both appointments are effective immediately.

"Hari has led the restructuring and significant turnaround in our European operations, which has been one of the key factors to improving Tenneco's financial performance," said Gregg Sherrill, chairman and CEO, Tenneco. "His proven leadership, outstanding management skills and global perspective make him the ideal candidate to run our international operations and capitalize on growth opportunities in these regions."

"Tim has done an excellent job in leading our operations in Asia Pacific and particularly in China during a period of rapid growth and record platform launches for Tenneco," said Sherrill. "We are creating the Chief Technology Officer role to build on and accelerate our position as a leading supplier of advanced emission and ride control technologies. Tim brings an extensive technical background to this role and a proven track record for developing and commercializing technologies."

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.



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